UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 27, 2014
FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-177305	45-2511250
(Commission File Number)	(IRS Employer Identification No.)

9605 Scranton Road, Suite 801, San Diego, California 92121
(Address of Principal Executive Offices)

858-210-4200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE of DIRECTORS or CERTAIN OFFICERS; ELECTION of DIRECTORS; APPOINTMENT of CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On June 27, 2014, the Company modified the bonus provision of the Employment Agreement dated July 19, 2013, (the "Agreement") between the Company and Nick Yates, Vice President Corporate Operations. The Agreement's section 3.2 Bonus, is replaced as follows:
3.2 Commissions. Effective May 1, 2014, Executive shall be eligible to earn commissions on sales made by the Company. Executive's eligibility for, and applicable rates of these commissions are attached hereto as Exhibit "A", and are incorporated into the Agreement by reference. Executive shall be paid commissions upon the closing and calculation of each month's sales. Executive's commissions are not calculable, and therefore not earned until month-end because Executive's commission rate varies depending on sales made that month. 100% of the commission on each sale will be deemed earned and payable upon the end of the month in which the franchisee pays an initial or subsequent deposit cumulatively equal to at least 40% of the amount owed by such franchisee.
And, Exhibit A is added as follows:
EXHIBIT A
Schedule of Commissions
1.	If the Company sells between 50 and 60 machines during a month, the commission per machine will be $50.00.
2.	If the Company sells between 61 and 70 machines during a month, the commission per machine will be $60.00.
3.	If the Company sells between 71 and 80 machines during a month, the commission per machine will be $75.00.
4.	If the Company sells between 81 and 90 machines during a month, the commission per machine will be $90.00.
5.            If the Company sells 91 or more machines during a month, the commission per machine will be $110.00.
6.            For any machine(s) that Executive sells on his own he shall receive a commission of $400.00 per machine.

ITEM 9.01                          FINANCIAL STATEMENTS and EXHIBITS
 (d) Exhibits
Exhibit No.                          Description
99.1                          Employment Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 27, 2014
Fresh Healthy Vending International, Inc.
/s/ ALEX KENNEDY
By: Alex Kennedy
Chief Executive Officer and Chief Financial Officer

3